Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, 333-119850, and 333-129421 on Form S-8 and 333-130404 on Form S-3ASR of our report dated March 13, 2006 (July 25, 2006 as to Note 17), relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph on the adoption of EITF D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill), and our report dated March 13, 2006 relating to management’s report on the effectiveness of internal control over financial reporting both appearing in this Current Report on Form 8-K dated July 26, 2006 of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2005.

/s/    DELOITTE & TOUCHE LLP

Las Vegas, Nevada

July 25, 2006